                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                STONE CONTAINER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
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     (4) Date Filed:
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
      STONE CONTAINER CORPORATION

   [LOGO]
           150 North Michigan Avenue
           Chicago, IL 60601-7568

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                      TO BE HELD ON TUESDAY, MAY 13, 1997

To the Stockholders of
Stone Container Corporation:

    The Annual Meeting of Stockholders of Stone Container Corporation (the "Company") will be held on Tuesday, May 13, 1997 on the 80th Floor, The Mid-America Club, 200 East Randolph Drive, Chicago, Illinois, at 10:30 a.m. (C.D.S.T.) for the following purposes:

    1. To elect thirteen directors to serve until the next succeeding Annual Meeting of Stockholders or until their respective successors are elected and qualified;

    2. To consider and act upon a stockholder proposal concerning the discontinuance of all options, rights and stock appreciation rights ("SAR's") for officers and directors; and

    3.  To transact such other business as may properly come before the meeting.

    Even though you may now plan to attend the Annual Meeting in person, please complete, date, sign and promptly return the enclosed Proxy in the envelope enclosed for that purpose, which requires no postage if mailed in the United States. If you attend the Annual Meeting and desire to withdraw your Proxy and vote in person, you may do so.

    Only stockholders of record at the close of business on March 31, 1997 will be entitled to vote at the Annual Meeting.

    By order of the Board of Directors.

                                                   LESLIE T. LEDERER,
                                                       SECRETARY

Chicago, Illinois, April 15, 1997

                          STONE CONTAINER CORPORATION
                             150 N. Michigan Avenue
                          Chicago, Illinois 60601-7568

                                   ----------

                         P R O X Y   S T A T E M E N T

                              I. VOTING AND PROXY

    The Annual Meeting of Stockholders of Stone Container Corporation (the "Company") will be held on Tuesday, May 13, 1997, pursuant to the By-laws, for the purposes set forth in the accompanying notice. The only matters which the Company's management intends to present are those set forth in such notice. Management knows of no matters which will be presented by others. Should any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to act upon them according to their best judgment.

    The close of business on March 31, 1997 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. On that day, the issued and outstanding voting securities of the Company consisted of 99,319,186 shares of Common Stock, $.01 par value (the "Common Stock"). The Company first sent this Proxy Statement and enclosed Proxy to stockholders entitled to notice and to vote at the Annual Meeting on or about April 14, 1997. Each stockholder has one vote for each share of Common Stock held, except in the case of the election of directors, and the holders of a majority of the shares of Common Stock of the Company issued and outstanding and entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business.

    At the Annual Meeting, thirteen directors are to be elected with each stockholder being entitled to cumulate his or her votes. Under cumulative voting, each stockholder entitled to vote is entitled to vote as many votes as shall equal the number of shares of Common Stock owned multiplied by the number of directors to be elected (13). Each stockholder may cast all of such votes for a single candidate or distribute them among the number of director positions to be voted for or any two or more of them as such stockholder may see fit. Except as otherwise instructed by a stockholder, each properly executed and returned Proxy that grants authority to vote for one or more of the nominees proposed by the Company named below will authorize the proxies to cumulate all votes which the stockholder is entitled to cast and to allocate such votes among such nominees as such proxies determine, in their sole and absolute discretion. If individuals other than the nominees proposed by the Company named below are nominated for director of the Company, the proxies intend to distribute the number of votes as to which they have discretionary authority with respect to cumulative voting in such manner as will assure the election of all nominees proposed by the Company named below or, if they shall have insufficient votes for such purpose, the election of as many of such nominees as is possible.

    If a quorum is present at the Annual Meeting, the thirteen candidates for director receiving the greatest number of votes will be elected. Except as otherwise instructed by a stockholder, each properly executed and returned Proxy will be voted FOR the election of the nominees proposed by the Company named below. The enclosed Proxy permits each stockholder to withhold authority to vote for one or more of such nominees, but withholding authority to vote for a director nominee will not prevent such nominee from being elected.

    A stockholder may, with respect to each other matter specified in the notice of the meeting, (i) vote "FOR," (ii) vote "AGAINST" or (iii) "ABSTAIN" from voting. An affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for approval of the other matters presented. Shares represented by proxies which are marked "abstain" on such matters will be counted as shares present for purposes of determining the presence of a quorum; such shares will also be treated as shares present and entitled to vote, which will have the same effect as a vote against such matters. Proxies relating to "street name" shares which are not voted by brokers on one or more but less than all matters will be treated as shares present for purposes of determining the presence of a quorum, but will not be treated as shares present and entitled to vote at the Annual Meeting as to such matter or matters.

    The enclosed Proxy is solicited by the Board of Directors. If the Proxy in such form is properly executed and returned, the shares of Common Stock represented thereby will be voted in accordance with the instructions thereon at the Annual Meeting. Such Proxy, if given, may be revoked by the stockholder executing it any time prior to its being voted by giving written notice of such revocation to the Secretary of the Company or by attending the Annual Meeting and requesting its revocation at the beginning of the Annual Meeting.

                                 II. DIRECTORS

NOMINEES FOR DIRECTORS

    Directors are to be elected to serve until the next succeeding Annual Meeting of Stockholders or until their successors are elected and qualified. All of the nominees except Dionisio Garza and Phillip B. Rooney were elected directors at the last Annual Meeting. It is intended that the Proxy, if given, and unless otherwise specified thereon, will be voted for the persons proposed by the Company named below. In case any of the named nominees proposed by the Company is not a candidate at the Annual Meeting, an event which management does not anticipate, it is intended that the enclosed Proxy, if given, and unless it is otherwise specified thereon, may be voted for a substitute nominee and will be voted for the other nominees named.

                                                                                       NUMBER OF
                                                                                       SHARES OF
                                                                                         COMMON       PERCENT OF
                                                                          YEAR FIRST     STOCK          COMMON
                                                                          ELECTED A   BENEFICIALLY      STOCK
      NAME                                PRINCIPAL OCCUPATION             DIRECTOR     OWNED(C)     OUTSTANDING
------------------------------  ----------------------------------------  ----------  ------------  --------------
William F. Aldinger, ++ ++      Chairman of the Board and Chief                1996         1,475        (a)
                                  Executive Officer of Household
                                  International, Inc.
Dionisio Garza                  Chairman of the Board and Chief                  --            --        (a)
                                  Executive Officer of Alfa, S.A. de
                                  C.V.
Richard A. Giesen* ++ ++#       Chairman of the Board and Chief                1974        15,317        (a)
                                  Executive Officer of Continental Glass
                                  & Plastic, Inc.
James J. Glasser ++ ++          Chairman Emeritus of GATX Corporation          1986        10,800        (a)
Jack M. Greenberg+#             Chairman, McDonald's USA and Vice              1995         1,100        (a)
                                  Chairman McDonald's Corporation
John D. Nichols+                Retired Chairman of the Board and Chief        1989         2,640        (a)
                                  Executive Officer of Illinois Tool
                                  Works Inc.
Jerry K. Pearlman*+ ++ ++#      Retired Chairman of the Board and Chief        1984         7,772        (a)
                                  Executive Officer of Zenith
                                  Electronics Corporation
Richard J. Raskin               Attorney                                       1983       652,427       (a)(b)
Phillip B. Rooney               Chairman of the Board of F.N.B.C. of             --         5,000        (a)
                                  LaGrange, Inc.
Alan Stone*                     Consultant                                     1969     1,051,423           1.0%(b)
Ira N. Stone                    Senior Vice President                          1969       951,164           1.0%(b)
James H. Stone*                 President of Stone Management                  1969       701,277       (a)(b)
                                  Corporation
Roger W. Stone*                 Chairman of the Board, President and           1969     1,226,203           1.2%(b)
                                  Chief Executive Officer

------------------------

*Member of the Executive Committee   ++ ++Member of the Compensation Committee
+Member of the Audit Committee       #Member of the Nominating Committee

(a) Does not exceed one percent (1%) of the outstanding Common Stock.

(b) There is included in the Common Stock beneficially owned in the foregoing table, Common Stock owned by spouses and associates, except those associates separately listed in the table, beneficial ownership of which is disclaimed. See footnote (b) under "Security Ownership by Management".

(c) Each person has sole voting and investment power with respect to the shares listed. Shares are shown as of February 10, 1997.

INFORMATION AS TO DIRECTORS AND EXECUTIVE OFFICERS

    The following information indicates the principal occupation and employment for the Directors and named Executive Officers for the last five years, unless otherwise indicated.

DIRECTORS:

    WILLIAM F. ALDINGER, born June 25, 1947, has been Chairman of the Board and Chief Executive Officer of Household International, Inc., a major financial services company, since May, 1996 and Chief Executive Officer from 1994 to 1996. Previously, Mr. Aldinger was Vice Chairman of Wells Fargo Bank in San Francisco from 1986 to 1994. Mr. Aldinger is a director of Venture Board of First Source Financial, and SunAmerica, Inc.

    DIONISIO GARZA, born January 6, 1954, has been Chairman of the Board and Chief Executive Officer of Alfa, S.A. de C.V., a Mexican Company, since 1994. Previously Mr. Garza was President of Sigma Alimentos, S.A. de C.V. from 1990 to 1993 and President of Empaques de Carton Titan, S.A. from 1987 to 1990. Mr. Garza is a director of Vitro, S.A., Grupo Financiero Serfin, S.A., Grupo Financiero Bancomer, S.A., Cydsa, S.A., Cementos Mexicanos, S.A., Seguros Comercial America, S.A., Afore Banamex, S.A. de C.V., Hylsamex, S.A. de C.V. and Sigma Alimentos, S.A. de C.V.

    RICHARD A. GIESEN, born October 7, 1929, is Chairman of the Board and Chief Executive Officer of Continental Glass & Plastic, Inc., a packaging distribution company. Mr. Giesen is a director of GATX Corporation, Continere Corporation and Asia House Funds.

    JAMES J. GLASSER, born June 5, 1934, is Chairman Emeritus of GATX Corporation, a leasing and financial services company. Mr. Glasser is a director of The B.F. Goodrich Company, Harris Bankcorp, Inc., Harris Trust & Savings Bank and Mutual Trust Life Insurance Company.

    JACK M. GREENBERG, born September 28, 1942, has been Chairman of McDonald's USA since October, 1996 and Vice Chairman of the Board of McDonald's Corporation, a food service and restaurant company since 1992. Previously, Mr. Greenberg was Chief Financial Officer of McDonald's Corporation since January, 1982. Mr. Greenberg is a director of McDonald's Corporation, Arthur J. Gallagher and Company and Harcourt General, Inc.

    JOHN D. NICHOLS, born September 20, 1930, is retired Chairman of the Board and Chief Executive Officer of Illinois Tool Works Inc., a diversified manufacturing company. Mr. Nichols is a director of Philip Morris Companies, Inc., Household International, Inc., Rockwell International Corporation and Grand Eagle Companies, Inc.

    JERRY K. PEARLMAN, born March 27, 1939, is the retired Chairman of the Board and Chief Executive Officer of Zenith Electronics Corporation, a manufacturer of consumer electronics and cable television products. Mr. Pearlman is a director of American National Bank, Ryerson-Tull, Inc. and Current Assets LLC.

    RICHARD J. RASKIN, born April 4, 1945, is an attorney in private practice with the law firm of Richard J. Raskin, Attorney at Law. See Footnote (b) under "Security Ownership of Management".

    PHILLIP B. ROONEY, born July 8, 1944, is Chairman of F.N.B.C. of LaGrange, Inc. a multi-bank holding company since March, 1997. Previously, Mr. Rooney was the President, Chief Operating Officer and

Director of WMX Technologies, Inc. from 1990 to 1996 and from June 7, 1996 to February 17, 1997 was the President, Chief Executive Officer and Director. Mr. Rooney is a director of Illinois Tool Works, Inc., The ServiceMaster Company and Urban Shopping Centers, Inc.

    ALAN STONE, born February 5, 1928, has been a consultant since his retirement from the Company on December 31, 1994. Prior to his retirement, Mr. Stone was Senior Vice President of Purchasing and Transportation of the Company. See Footnote (b) under "Security Ownership of Management".

    IRA N. STONE, born February 4, 1932, Senior Vice President since 1989, has been responsible for Corporate Marketing, Communication and Public Affairs. See Footnote (b) under "Security Ownership of Management".

    JAMES H. STONE, born March 4, 1939, is President of Stone Management Corporation, a management consulting firm (not affiliated with the Company). Mr. Stone is a director of Fullerton Metals Company. See Footnote (b) under "Security Ownership of Management".

    ROGER W. STONE, born February 16, 1935, is Chairman of the Board, President and Chief Executive Officer. Mr. Stone is a director of Stone-Consolidated Corporation and Venepal S.A.C.A., both affiliates of the Company and McDonald's Corporation, Morton International, Inc., Option Care, Inc., and Continere Corporation. See Footnote (b) under "Security Ownership of Management".

OTHER EXECUTIVE OFFICERS:

    JOHN D. BENCE, born June 18, 1932, Senior Vice President, European Packaging Operations, joined the Company in December 1988 and was elected Vice President in March, 1989 and Senior Vice President in January, 1991.

    THOMAS P. CUTILLETTA, born July 5, 1943, Senior Vice President -- Administration and Corporate Controller, is the Company's Chief Accounting Officer. Mr. Cutilletta was elected Senior Vice President in January, 1991. Mr. Cutilletta is a director of the University of Illinois at Chicago HMO.

    GERALD M. FREEMAN, born April 18, 1937, Senior Vice President and General Manager, Forest Products Division since 1987, is responsible for the operations of that division.

    GORDON L. JONES, born November 7, 1949, effective April 1, 1997 was appointed Senior Vice President and General Manager Corrugated Container Division. Previously, Mr. Jones was Vice President and General Manager -- Worldwide Market Pulp Sales and Export Containerboard and Kraft Paper Sales and President of Stone Container International since June, 1993 and Division Vice President of Containerboard and Kraft Paper Marketing from January, 1991.

    MATTHEW S. KAPLAN, born March 13, 1957, effective April 1, 1997, was appointed Senior Vice President--North American Operations, responsible for all manufacturing, sales, marketing and converting operations in North America. Previously, Mr. Kaplan was Senior Vice President and General Manager, Corrugated Container Division since June, 1993 and Vice President and General Manager, Retail Bag Division since May, 1990. Mr. Kaplan is a director of McMillan Bathurst, Inc., an affiliate of the Company. Mr. Kaplan is the son-in-law of Roger W. Stone.

    RANDOLPH C. READ, born June 4, 1952, Senior Vice President and Chief Financial and Planning Officer since January, 1996. Previously, Mr. Read was President and Chief Executive Officer of International Capital Markets Group, Inc. since 1990. Mr. Read is a director of Stone-Consolidated Corporation, Venepal S.A.C.A., both affiliates of the Company, Con Pac, Inc. and Railcar Specialties, Inc.

    HAROLD D. WRIGHT, born June 16, 1937, Senior Vice President North American Containerboard, Paper and Pulp Division since January, 1996. Previously Mr. Wright was Divisional Vice President of the Mill Division since September, 1988.

    WILLIAM J. KLAISLE, born September 13, 1941, Vice President Corporate Development since April, 1993. Previously, Mr. Klaisle was Vice President, Corporate Marketing and Communications.

    LESLIE T. LEDERER, born July 20, 1948, Vice President, Secretary and Counsel since 1987.

    JOHN RICONOSCIUTO, born September 4, 1952, Vice President and General Manager -- Industrial and Specialty Packaging Division since January, 1997. Previously, Mr. Riconosciuto was Vice President and General Manager of the Multiwall Group from July, 1995 and prior to that Vice President of Marketing and Specialty Packaging of the Industrial and Specialty Packaging Division.

    MICHAEL B. WHEELER, born February 15, 1945, Vice President since 1984 and Treasurer and Assistant Secretary since 1981.

    EMIL B. WINOGRAD, born February 12, 1953, effective April 1, 1997 became Vice President and General Manager--Worldwide Market Pulp Sales and Export Containerboard and Kraft Paper Sales and President of Stone Container International since April, 1997. Previously, Mr. Winograd was Division Vice President and Regional Manager, Corrugated Container Division since December, 1995 and General Manager of the Glendale, AZ Corrugated Container Plant from April, 1990.

MEETINGS AND COMMITTEES OF DIRECTORS

    During 1996, the Board of Directors met six times. As to meetings of the Committees of the Board, the Audit Committee met three times; the Compensation Committee met five times, and the Nominating Committee and the Executive Committee did not meet. Each of the incumbent directors attended at least 75% of the aggregate of the meetings of the Board and the Committees of which he was a member.

    The Audit Committee of the Board meets, as necessary, to receive and review the results of the audits of the Company's books and records performed by the independent auditors, to review matters relating to internal auditing, accounting policies, procedures and adjustments, and to participate in the selection of independent auditors for the following year.

    The Compensation Committee of the Board meets, as necessary, to review the Company's programs for the development of management personnel and to consider recommendations and proposals to be made to the Board on directors' fees and management compensation.

    The Company's By-laws provide, in general, that any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting of stockholders at which directors are to be elected only if written notice of such stockholder's intent to make such nomination has been received by the Secretary of the Company not less than 60 nor more than 90 days prior to such meeting. The By-laws further specify the requirements of such notice. Stockholders wishing to suggest nominees for the Board may address their suggestions in writing to the Secretary of the Company, Stone Container Corporation, 150 N. Michigan Avenue, Chicago, IL 60601.

    The Executive Committee of the Board exercises the power and authority of the Board of Directors as may be necessary during intervals between meetings of the Board of Directors, subject to such limitations as are provided by law, the Company's By-laws or resolutions of the Board of Directors.

    The members of the Audit, Nominating and Compensation Committees, none of whom is an employee of the Company, and members of the Executive Committee, are indicated under "Nominees for Directors".

CERTAIN TRANSACTIONS

    During 1996, the Company paid approximately $350,000 to Decade Films, Inc. for production services related to the Company's BREAKTIME video, an internal employee communication presentation produced quarterly. Lauren Stone, daughter of Roger Stone, is President of Decade Films, Inc.

    During 1996, Sunland Sales Company owed the Company approximately $850,000 as a result of sales made by the Company of kraft paper to Sunland. Avery Stone, the brother or Roger Stone, controls Sunland.

    During 1996, the Company sold to Morton International industrial bags for approximately $4.8 million. Mr. Roger Stone is a Director of Morton International.

    During 1996, the Company sold to Prairie Packaging, Inc. containers produced by the Company for $700,000. Mr. Roger W. Stone is a 26% owner of Prairie Packaging.

    During 1996, the Company sold to Con Pac, Inc. certain of the Company's products for $422,632 and purchased from Con Pac products for $67,179. Mr. Randolph Read is a director of this private corporation.

    During 1996, the Company leased equipment from GATX Corporation and its subsidiaries at an annual lease amount of approximately $3.4 million. Mr. James Glasser, who is Chairman Emeritus of GATX Corporation, is a nominee for reelection to the Board of Directors.

    During 1996, the Company sold to McDonald's Corporation retail bags for approximately $3.1 million. Mr. Jack Greenberg, who is Vice Chairman of the Board of McDonald's Corporation, is a nominee for reelection to the Board of Directors.

    During 1996, the Company received a management services fee of $600,000 from Illinois Tool Works, Inc. and sold kraft paper and poly sheeting to Illinois Tool Works, Inc. approximating $2.3 million. In addition, Illinois Tool Works, Inc. sold materials and supplies to the Company approximating $4.6 million. Mr. John Nichols is the retired Chairman of Illinois Tool Works, Inc. and is a nominee for reelection to the Board of Directors.

    During 1996, Paper Recycling International ("PRI"), a joint venture 50% owned by the Company and 50% owned by WMX Technologies, Inc., purchased $15.6 million of products from WMX Technologies. Mr. Phillip Rooney, who was Chairman and Chief Executive Officer of WMX Technologies is a nominee for the Board of Directors.

    During 1996, the Company made loans to Mr. Randolph Read, Senior Vice President and Chief Financial and Planning Officer of the Company, in the aggregate amount of $306,130 in connection with Mr. Read's relocation to Chicago upon his assuming his duties with the Company. Also during 1996, the Company loaned to Mr. Harold Wright, Senior Vice President of the Company, the amount of $300,000 in connection with his relocation to Chicago. These loans bear no interest and are repayable (i) with respect to Mr. Read, on demand by the Company, and (ii) with respect to Mr. Wright, on or before December 1, 2002. The interest rate imputed on all such loans was 5.77% during 1996. Such imputed interest is reported by the Company as compensation to Mr. Wright and Mr. Read.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    As of March 7, 1997, the following persons were known to the Company to own beneficially more than 5% of the outstanding Common Stock of the Company:

                                                NUMBER OF SHARES
                                                 OF COMMON STOCK      PERCENT OF
                                                  BENEFICIALLY       COMMON STOCK
      NAME AND ADDRESS                              OWNED(1)         OUTSTANDING
----------------------------------------------  -----------------   --------------
Wellington Management Company/The Vanguard          9,775,000               9.83%
 Group(2)(3)..................................
 75 State Street                 P.O. Box 2600
 Boston, MA 02109              Valley Forge,
 PA 19482
Scudder Stevens & Clark Inc...................      5,332,680               5.36%
 345 Park Avenue
 New York, NY 10154-0010

------------------------

(1) Information with respect to beneficial ownership is based upon information furnished by each owner.

(2) Wellington Management Company ("WMC"), in its capacity as investment adviser, may be deemed to have beneficial ownership of these shares, which are owned by the Vanguard/Windsor Fund. WMC reports that it has no sole or shared voting power as to such shares, but has shared dispositive power as to 9,775,000 of such shares.

(3) Vanguard/Windsor Fund reports that it has sole voting power and shared dispositive power with respect to 9,470,000 of the reported shares. These shares are also included in the shares beneficially owned by Wellington Management Company, as investment adviser to Vanguard/Windsor Fund, as described in note (2).

SECURITY OWNERSHIP OF MANAGEMENT

    As of March 1, 1997, each of the executive officers named in the Summary Compensation Table, individually, and all directors and executive officers as a group, beneficially owned the following shares of Common Stock of the Company:

                                                 NUMBER OF
                                                 SHARES OF
                                                COMMON STOCK    PERCENT OF
                                                BENEFICIALLY   COMMON STOCK
NAME                                               OWNED        OUTSTANDING
----------------------------------------------  ------------  ---------------
Thomas W. Cadden, Sr..........................       73,855         (a)
Matthew S. Kaplan.............................      263,343       (a)(b)
Randolph C. Read..............................       38,671         (a)
Roger W. Stone................................    1,226,203        1.2%(b)
Harold D. Wright..............................       13,928         (a)
All directors and executive officers as a        10,039,194       10.1%(b)
 group........................................

------------------------

(a) Does not exceed one percent (1%) of the outstanding Common Stock.

(b) The shares of Common Stock owned by all directors and executive officers as a group include those of Jerome H. Stone and Marvin N. Stone, each of whom is a Founding Director and as such is, pursuant to the Company's By-laws, entitled to attend and participate at meetings of directors but has no vote. Jerome H. Stone, Marvin N. Stone and Norman H. Stone (deceased) are brothers. Alan Stone and Ira N. Stone are sons of Norman H. Stone. Avery J. Stone and Roger W. Stone are sons of Marvin N. Stone. James H. Stone is the son and Richard J. Raskin is the son-in-law of Jerome H. Stone. Matthew S. Kaplan is the son-in-law of Roger W. Stone. The members of the Stone family own an aggregate (but not as a group) of approximately 12,500,000 shares of Common Stock (approximately 12.6% of the outstanding shares).

                               III. COMPENSATION

    The following table sets forth the compensation paid to, as well as the value of stock awards earned by, the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers during the past three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                          COMPENSATION AWARDS
                                                                       -------------------------
                                                                                     SECURITIES
                                                                                     UNDERLYING
                                               ANNUAL COMPENSATION      RESTRICTED     OPTIONS
                                            -------------------------     STOCK      (NUMBER OF
  NAME AND PRINCIPAL POSITION      YEAR     SALARY ($)   BONUS ($)(4)  AWARDS($)(1)    SHARES)
-------------------------------  ---------  -----------  ------------  ------------  -----------
Roger W. Stone                        1996  $   934,000                         --       278,840
 Chairman, President and              1995      790,000   $  678,250            --       201,700
 Chief Executive Officer              1994      730,000           --    $  395,604            --
Randolph C. Read (3)***               1996      419,000           --            --       100,000
 Senior Vice President                1995           --           --            --
                                      1994           --           --            --
Harold Wright**                       1996      335,000           --            --        60,555
 Senior Vice President                1995      187,000       67,800            --        10,800
                                      1994      169,000       45,400        35,903            --
Thomas W. Cadden, Sr.*                1996      292,000           --            --        55,645
 Senior Vice President                1995      275,500       99,650       210,808(2)          --
                                      1994      250,000       81,050        80,646            --
Matthew S. Kaplan                     1996      274,000           --            --        55,645
 Senior Vice President                1995      235,000      110,100            --        40,300
                                      1994      210,000       69,050        80,645            --

------------------------

* Thomas W. Cadden, Sr., who had been Senior Vice President and General Manager Industrial and Retail Packaging from 1993 through December, 1996, became President of S&G Packaging Company, L.L.C., a 65%-owned affiliate of the Company, as of January, 1997.

** Harold Wright received $66,633 in relocation expenses, which amount is included as compensation for 1996.

*** Randolph C. Read received $103,700 in relocation expenses, which amount is included as compensation for 1996.

(1) Except as described in note (2) below, awards of shares of restricted Common Stock made under the 1995 Long-Term Incentive Plan do not vest until the fifth anniversary of the award. Dividends on shares of restricted stock will be paid at the same time and at the same rate as dividends on all other shares of the Company's Common Stock. The aggregate number and value of each named executive's restricted stock holdings as of December 31, 1996 are as follows: Mr. Stone, 158,153 shares, $2,352,526; Mr. Cadden, 37,959 shares, $564,640; Mr. Wright, 7,158 shares, $106,475; Mr. Read, -0- shares, $0 and
    Mr. Kaplan, 17,048 shares, $253,589.

(2) In 1995, shares of restricted stock were awarded to Mr. Cadden, vesting of which shares is subject to performance levels of the Company Common Stock over the three year period ending December 31, 1997. Such restricted stock awards will become vested on January 23, 1998 if the average annual return to stockholders has been at least 5% in such period which will result in 40% vesting; 7.5% in such period which will result in 50% vesting, 10% in such period which will result in 75% vesting, 12.5% in such period which will result in 90% vesting or 15% in such period which will result in 100% vesting. If the returns to stockholders are not achieved as of December 31, 1997, the shares of restricted stock or portions of such shares will be forfeited at that time.

(3) Mr. Read's employment with the Company commenced January, 1996. Mr. Read also received a payment from the Company of $10,000 during 1996 as partial payment for consulting services provided to the Company prior to commencement of Mr. Read's employment with the Company.

(4) The Company, in prior year Proxy Statements reported bonuses in the year paid. This Proxy Statement reflects bonuses earned and accrued for the relevant year.

                             OPTION GRANTS IN 1996

    The following table provides information with respect to option grants made during 1996 to each of the executives named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                             INDIVIDUAL GRANTS (1)
                                      -------------------------------------------------------------------
                                        NUMBER OF
                                       SECURITIES
                                       UNDERLYING       % OF TOTAL OPTIONS
                                         OPTIONS            GRANTED TO          EXERCISE OR                    GRANT DATE
                                         GRANTED           EMPLOYEES IN         BASE PRICE    EXPIRATION     PRESENT VALUE
      NAME                            (# OF SHARES)        FISCAL YEAR         (DOLLAR/SHARE)    DATE          (DOLLARS)
------------------------------------  -------------  ------------------------  -------------  -----------  ------------------
Roger W. Stone......................       278,840             14.08%           $   13.375       1/22/06     $    1,098,472
Randolph C. Read....................       100,000(2)             5.0%              13.375       1/22/06            394,000
Harold D. Wright....................        60,555               3.1%               13.375       1/22/06            238,764
Thomas W. Cadden....................        55,645               2.8%               13.375       1/22/06            219,064
                                                                  --                --                --                 --
Matthew S. Kaplan...................        55,645               2.8%               13.375       1/22/06            219,064

------------------------

(1) Each executive officer who received an award of stock options under the Company's 1995 Long-Term Incentive Plan (1995 Plan) is eligible to exercise the option for a ten year period. Options granted are vested over a five year period with a right to exercise 25% of the option 24 months after the grant and 25% in each of the remaining three years. Currently the option agreements under the 1995 Plan do not permit the exercise of an option upon voluntary termination or termination for cause. In the event of death, disability or other termination, the option is exercisable until the expiration of the option grant. In the event of a change-in-control of the Company, as such term is defined in the 1995 Plan, all options granted become immediately vested.

(2) Mr. Read's stock option grant included a special option related to his employment with the Company in January, 1996.

                          AGGREGATED OPTION EXERCISES
                    IN 1996 AND 1996 YEAR END OPTION VALUES

                                                                     SECURITIES UNDERLYING
                                                                           NUMBER OF
                                                                      UNEXERCISED OPTIONS       UNEXERCISED VALUE OF IN THE
                                                                        AT 1996 YEAR END       MONEY OPTIONS AT 1996 YEAR END
                                 SHARES ACQUIRED        VALUE            (# OF SHARES)                   (DOLLARS)
                                   ON EXERCISE        REALIZED     --------------------------  ------------------------------
                                  (# OF SHARES)       (DOLLARS)    EXERCISABLE  UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                               -------------------  -------------  -----------  -------------  ---------------  -------------
Roger Stone..................             -0-               -0-        50,425        430,115            -0-      $   174,250
Randolph Read................             -0-               -0-           -0-        100,000            -0-           62,500
Harold Wright................             -0-               -0-         6,321         68,655            -0-           37,875
Thomas Cadden................             -0-               -0-           -0-         55,645            -0-           34,750
Matthew Kaplan...............             -0-               -0-        14,716         85,870            -0-           34,750

SALARIED EMPLOYEES RETIREMENT PLAN

    The Stone Container Corporation Salaried Employees Retirement Plan (the "Retirement Plan") provides for the payment of a monthly pension to retiring salaried employees equal to the larger of (a) 1.67% of his or her average monthly compensation based on the highest 60 consecutive months compensation (within the last 180 months) for each year of service to a maximum of 30 years of service, reduced by 3/4 of 1% of the employee's covered compensation under social security or (b) 1% of such average monthly compensation (not greater than $900) for each year of service. This benefit is then reduced, if applicable, by the monthly retirement income that could be provided on an actuarial equivalent basis from the employee's participation in certain previously sponsored retirement plans of the Company. Employees become vested for retirement income benefits after completion of 5 years of service or, if earlier, upon reaching age 65. The payment or accrual in respect of any specified person is not and cannot readily be separately or individually calculated by the actuaries for this defined benefit plan. The following table shows the estimated annual benefits payable upon retirement to persons in specified remuneration and years-of-service classifications.

                               PENSION PLAN TABLE
                ILLUSTRATIVE PROJECTED ANNUAL RETIREMENT BENEFIT
       FOR SELECTED REMUNERATION AND YEARS OF SERVICE CLASSIFICATIONS(A)

                                                                  YEARS OF SERVICE AT RETIREMENT
                                                  ---------------------------------------------------------------
REMUNERATION (B)                                      15           20           25           30           35
------------------------------------------------  -----------  -----------  -----------  -----------  -----------
$ 100,000.......................................  $    25,050  $    33,400  $    41,750  $    50,100  $    50,100
  150,000.......................................       37,575       50,100       62,625       75,150       75,150
  200,000.......................................       50,100       66,800       83,500      100,200      100,200
  250,000.......................................       62,625       83,500      104,375      125,250      125,250
  300,000.......................................       75,150      100,200      125,250      150,300      150,300
  400,000.......................................      100,200      133,600      167,000      200,400      200,400
  600,000.......................................      150,300      200,400      250,500      300,600      300,600
  800,000.......................................      200,400      267,200      334,000      400,800      400,800
 1,000,000......................................      250,500      334,000      417,500      501,000      501,000

------------------------

(a) Benefit shown would be reduced by 3/4 of 1% of the retiree's covered compensation under social security while employed by the Company, as defined in the Retirement Plan, and would be limited to the extent required by the provisions of the Internal Revenue Code of 1986. Under federal law, an employee's benefits under a qualified pension plan such as the Retirement Plan are limited to certain maximum amounts. The Company maintains the Stone Container Corporation Excess Benefit Plan, which supplements the benefits of any participant in the qualified pension plan by direct payment of a lump sum or by an annuity, on an unfunded basis, of the amount by which any participant's benefits under the pension plan are limited by law. The table illustrates the amount of annual pension without regard to such limitations for an employee retiring in 1997 calculated on a single life annuity basis.

(b) In estimating the annual benefit, it is assumed that the five year average monthly compensation is equal to 1996 earnings.

    The compensation covered by the Retirement Plan includes salary and any bonus earned. The years of service as of January 1, 1997 for the executive officers named in the Summary Compensation Table are: 40.4 for Mr. Stone, 18.6 for Mr. Cadden, 27.6 for Mr. Wright, 1.0 for Mr. Read and 18.8 for Mr. Kaplan.

                           COMPENSATION OF DIRECTORS

    In 1996, non-employee directors received an annual retainer of $25,000 for their services plus $1,500 per meeting for attendance at Board and Board Committee meetings. In addition, the Chairman of the Audit Committee and the Chairman of the Compensation Committee receive an additional $3,000 per year retainer. In addition, each non-employee director received an annual award of 300 shares of the Company stock. Beginning in 1997, non-employee directors will receive an annual retainer of $30,000 payable $20,000 in cash and $10,000 in Common Stock of the Company valued at the date of the Annual Meeting of Stockholders. Under the Company's unfunded deferred director fee plans, a director may elect to defer payment of his director's fees to the year following the director's retirement from the Board of Directors, plus earnings on the deferred amounts under various options. In addition, the Company maintains a policy pursuant to which it appoints a director with five or more years of service as a consultant for a number of years equal to the number of years the Director served on the Board and pays an annual consulting fee equal to the director's retainer in effect at the date of such director's retirement.

                      EMPLOYMENT CONTRACTS AND TERMINATION
                OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

    The Board of Directors has authorized management to execute Change in Control Agreements for corporate and divisional officers providing for lump sum payment of salary and bonus (based upon the average bonus for the last three calendar years) plus the payment of certain fringe benefits, in the event of termination of employment by the executive for good reason (as defined in the Agreement) after a change in control (as defined in the Agreement) which includes the acquisition by a person or a group (other than those which are exempt) of 20% or more of the Common Stock of the Company. Payments under these Agreements would continue until the earliest of three years from the date of such officer's involuntary termination, death, disability or an offer of comparable employment. The Company has entered into Agreements with each of the individuals named in the Summary Compensation Table. Mr. Stone, if he is eligible to receive benefits under this Agreement, will receive three times salary and bonus with a gross up for any excise taxes. The other individuals named in the summary Compensation Table would receive benefits under this Agreement equal to three times salary and bonus without any gross up for excise taxes.

    The Company entered into consulting agreements in 1974 with each of Messrs. Jerome H. Stone, Marvin N. Stone and Norman H. Stone (deceased), under which each serves or was to serve as a consultant to the Company for a fee of $80,000 per annum during his lifetime and, should he die leaving a widow, $40,000 per annum to such widow during her lifetime. Mr. Norman H. Stone died during 1985 and his widow receives the specified payments. The consulting fees are in addition to the retirement benefits previously noted.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

    Roger W. Stone, Chairman of the Board, President and Chief Executive Officer of the Company, serves as a director of Continere Corporation, whose Chairman and Chief Executive Officer, Richard A. Giesen, serves as Chairman of the Compensation Committee of the Company.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee, consisting of Mr. Giesen as Chairman, Mr. Glasser, Mr. Pearlman and Mr. Aldinger, has provided the following Board Compensation Committee Report on Executive Compensation.

COMPENSATION POLICY

    Under the direction of the Compensation Committee of the Board of Directors, the Company's executive compensation program is based upon a "pay for performance" philosophy and is designed to attract and retain highly qualified, key executives by offering competitive base compensation supplemented with performance-based incentives linked to corporate performance factors and position within the Company. The Company has designed and administered executive compensation programs so that compensation is linked to Company performance and so that the interests of executives are aligned with the interests of stockholders. This philosophy is articulated in the following guiding principles of the Company's compensation programs:

    - A significant percentage of compensation will be determined by the Company's annual and long term financial performance, including the creation of stockholder value.

    - Compensation programs will be designed to encourage and balance the attainment of short term operational goals and long term strategic goals.

    - Total compensation will be targeted at competitive levels to allow the Company to attract, retain and motivate highly qualified employees; however, a greater percentage of compensation will be performance-based and variable (versus fixed compensation) than competitive practices might suggest.

    - Compensation programs will be designed to encourage stock ownership by executives. In 1996, the Company instituted a program which will be phased in over a five year period requiring key employees to maintain prescribed minimum stock ownership based on the level of the key employee.

    There are three elements to the Company's compensation program, each consistent with its compensation philosophy: annual base salary, annual cash bonus incentives and long term incentives. Both the annual and the longer term incentives are directed toward specific financial measures, including earnings growth and total return to stockholders, with each of the targets calling for progressively excellent results. The total compensation package is designed to be competitive with compensation programs offered to comparable executive officers in a hybrid model group consisting of a pool of executive officers who are currently employed in similar positions in comparable paper companies and with other companies with sales in excess of $1 billion (the "Peer Group"). The Company believes that its total compensation practices will be competitive if the Company performs within the targets established by the Company both on the basis of short-term and long-term goals. In 1996, the Company did not achieve either its short-term or long-term goals.

BASE SALARIES

    All executive officer base salaries are reviewed and adjustments, if any, are approved annually by the Compensation Committee. The Company's executive officers' base salaries are targeted to be in the 50th percentile of the average base salaries of similarly situated executive officers within the Peer Group, and a salary range is established for each position with the midpoint of the range being set at such 50th percentile level. Any adjustment in an executive officer's base salary is made each year based upon an evaluation of individual performance subject to corporate salary budget guidelines and the relationship of current salary level to the midpoint of the applicable salary range. Although competitive practices are viewed as important, the Company and the Compensation Committee concur in the view that the more important considerations in setting annual compensation are individual merit and the Company's financial performance.

    In April, 1996, the Compensation Committee reviewed executive officer salaries to consider adjustments thereto. Based upon the Company's current performance and economic conditions, the Committee recommended to the Board that an adjustment should be made to the current salary level of the CEO effective March 1, 1996 of $50,000 or approximately 6%. The Board adopted this recommendation effective as of March 1, 1996. The increases to compensation were based upon individual performance as well as the performance of the responsibility area of the executive as well as corporate performance. The Compensation Committee recommended and the Board awarded the other executive officers named in the Summary Compensation Table increases in compensation based upon their individual performance.

SHORT-TERM INCENTIVE AWARDS

    The short-term incentive award component of the Company's executive compensation program is based on the Company's consolidated operating division profits and the Company's consolidated net income for the fiscal year just completed. The program provides for the payment of cash incentive awards to participants to the extent that actual consolidated operating division profits or operating division profits, as applicable, and the Company's consolidated net income meet or exceed certain target levels. Early in the calendar year, the Committee establishes targeted consolidated operating division profit at four distinct levels which trigger incentive payouts. The target levels for operating division executives are established based upon budgeted consolidated operating division profits for the fiscal year. For staff executives, the target levels are based upon consolidated net income. To the extent that the Company attains a targeted performance level, each participant is entitled to receive a cash incentive award. Such cash awards are based upon the performance level attained and each participant's level of responsibility within the Company, ranging from 40% to 100% of the participant's base salary multiplied by the incentive payout percentage established for the targeted performance level attained. The four levels of targeted profit are competent, commendable, excellent, and distinguished. A participant will earn anywhere from 0% to 100% depending on the target level attained. In the event, however, that the Company does not have positive consolidated net income for the relevant year all participants will be limited to 2/3 of the maximum payout regardless of the consolidated operating division profits or operating division profit, as applicable. For purposes of the foregoing, consolidated operating division profits is defined as profit prior to interest expense, corporate expenses, non-recurring charges and income taxes. The CEO did not earn a short-term incentive award for 1996.

EQUITY-BASED COMPENSATION

    An important consideration in the design of the Company's compensation program is the use of equity-based compensation to encourage stock ownership by management. Equity-based compensation of executive officers was determined by the Compensation Committee of the Board. In 1996, 53 individuals were eligible to receive grants of stock options under the 1995 Long-Term Incentive Plan (the "1995 Plan").

    In January 1996, options were granted under the 1995 Plan at an exercise price equal to fair market value of the Company's Common Stock on the close of business on the date of the grant and vest over a period of five years after the date of grant of the option, subject to earlier termination of the option upon voluntary termination of employment or termination of employment for cause and subject to automatic acceleration of vesting upon death, disability or retirement of the optionee or a change in control of the Company. All options granted under the 1995 Plan expire ten years from the date of grant, unless previously terminated or unless a shorter term is provided in the option agreement. Executives were granted options to correlate the performance of the Company to the amount of long-term incentive compensation received. Options granted to each executive were granted based upon the executive's "job value" at the 75th percentile, multiplied by such executive's "opportunity percentage" divided by the present value of the stock price of the Company on the grant date. All options issued were non-qualified options.

    During 1996, recommendations for grants of options to individual executive officers were made based upon a market analysis of grants made to officers at similar levels of responsibility by other companies, and also in comparison to certain other companies in the paper industry with comparable product lines. The Compensation Committee as administrator of the 1995 Plan determined stock option awards for executive officers of the Company based on a comparison of what officers in comparable positions at other companies receive in terms of the face value of the options at the time of grant, expressed as an annualized award size as a multiple of base salary. The value of the options will increase as the price of the Company's Common Stock increases, which while not assured, is intended to have a correlative relationship to the Company's long-term performance.

    The Compensation Committee awarded options to executive officers under the 1995 Plan in accordance with the goals of the 1995 Plan, and upon a review of each officer's individual performance goals, achievements, and long-term potential to the Company. During fiscal year 1996, grants were awarded under the 1995 Plan to 53 employees, of whom five were officers named in the Summary Compensation Table.

    The Chief Executive Officer received 278,840 shares under the 1995 Plan in 1996, based upon a 133% opportunity percentage.

    As often as seems appropriate, but at least annually, the Compensation Committee studies the Company's executive compensation programs to judge their consistency with the Company's compensation philosophy, their support of the Company's strategic and financial objectives and their market competitiveness. The Company's performance targets will be changed from time to time so as to maintain the most effective relationship between performance and compensation.

    The limitation on the tax deductibility of executive compensation in excess of $1 million under the Omnibus Budget Reconciliation Act of 1993 may impact the Company. The Company received Stockholder approval of the 1995 Long-Term Incentive Plan and the 1995 Key Executive Short-Term Incentive Plan and the Company believes that these plans provide qualified performance-based compensation.

Accordingly, compensation in excess of $1 million paid under these plans would be deductible. In 1996, of the executive officers named in the Summary Compensation Table only Roger Stone had current compensation in excess of $1 million.

                                          COMPENSATION COMMITTEE
                                          Richard A. Giesen -- Chairman
                                          James J. Glasser
                                          Jerry K. Pearlman
                                          William F. Aldinger

                             IV. PERFORMANCE GRAPH

    The following performance graph compares the yearly percentage change in the Company's cumulative total stockholder return on its Common Stock (on a dividend reinvested basis utilizing the closing price on December 31, 1991 as the base) with the cumulative total return of the S & P Composite 500 Stock Index and the S & P Paper and Forest Products Composite Index for the period of five years which commenced January 1, 1992 and ended December 31, 1996.

                     COMPARISON OF FIVE YEAR TOTAL RETURN*
              AMONG STONE CONTAINER CORPORATION, S&P 500 INDEX AND
                      S&P PAPER & FOREST PRODUCTS INDEX**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                                                                            S&P
                                                                                               Paper &        Stone
                                                                            S&P 500    Forest Products    Container
1991                                                                        $100.00            $100.00      $100.00
1992                                                                         107.62             114.34        66.95
1993                                                                         118.46             126.01        38.47
1994                                                                         120.03              131.3        69.45
1995                                                                         165.13             144.57        58.41
1996                                                                         203.05             159.91        62.97
Assumes $100 invested on December 31, 1990 in Stone Container common stock, S&P 500 index and S&P Paper & Forest Products index.
*Total Return assumes reinvestment of dividends
**Fiscal year ending December 31

     V. STOCKHOLDER PROPOSAL CONCERNING THE DISCONTINUANCE OF ALL OPTIONS,
                  RIGHTS AND SAR'S FOR OFFICERS AND DIRECTORS

    Robert D. Morse, 212 Highland Avenue, Moorestown, NJ 08057-2717 claiming beneficial ownership of $1,000 or more of Common Stock has presented the following proposal for action at the meeting:

    PROPOSAL: That the directors of the Company consider the discontinuance of all options, rights, SARs etc. After termination of existing agreements with officers and directors. This does not include programs for other employees of the Company.

    This stockholder has submitted the following supporting statement with his proposal:

    "The claim that such programs holds and retains qualified personnel does not hold true. Many management persons have left for other positions by being offered larger options to lure them.

    Shareholders equity is diminished when the stock or profits are distributed; also the expense of proxy pages printed to outline programs and unmentioned cost of record keeping and distribution would be saved yearly. Management and directors are compensated enough to acquire stock on the open market just as you and I, if we are so inclined. They also have benefits of bonus's, life insurance programs, retirement benefits and company perks. When is ENOUGH! Please vote YES.

    If company directors fail to take this action the recommended nominees can be voted down time after time until they see that salaries are sufficient remuneration."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    The use of stock-based awards as an element of total compensation is common to most major corporations. These awards enable companies to transform a portion of the cash compensation that otherwise would be immediately payable into a form of risk compensation in which the recipient benefits only if the company is successful -- an approach which aligns the interests of the executives and all stockholders because all benefit from increases in the value of the company's stock.

    The proposal characterizes stock-based awards as an added "perk" of employment. In fact, such awards are an integral part of the Company's overall compensation program (see the Compensation Committee Report, pages 14-17). As indicated in the Committee's report, such awards are made not only to assure that the overall compensation of senior executives remains competitive, but also to link directly senior executive compensation with the Company's long-term performance. Stock options only become exercisable to the extent of 25% of the grant each year following the second anniversary of the grant, emphasizing the long-term performance orientation of the program.

    If the proposal were implemented, stock-based incentives could no longer be awarded to senior executives. The Company's compensation program would then not be competitive, both within the paper industry and when compared with other major U.S. corporations, and alternative, potentially more costly, compensation arrangements would have to be developed.

    The Board opposes the proposal because it believes that the Company and its stockholders are best served by a compensation program that includes a long-term compensation component whose value is directly tied to the value of the Company's Common Stock. FOR THESE REASONS THE BOARD RECOMMENDS A VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

                            VI. INDEPENDENT AUDITORS

    The Board of Directors has, upon recommendation of its Audit Committee, selected the certified public accounting firm of Price Waterhouse LLP as independent auditors of the accounts of the Company for the year ending December 31, 1997. Price Waterhouse LLP served as independent auditors of the Company during the past fiscal year. Price Waterhouse LLP has advised the Company that neither it, nor any of its partners, has or has had any direct or indirect financial interest in the Company or any of its subsidiaries. It is expected that a representative of Price Waterhouse LLP will be present at the Annual Meeting of Stockholders. Such representative may make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

                          VII. DISCRETIONARY AUTHORITY

    While the notice of the Annual Meeting of Stockholders calls for the transaction of such other business as may properly come before the meeting, management is not aware of any matters to be presented for action by the stockholders at the meeting other than as set forth in this Proxy Statement. The enclosed Proxy gives discretionary authority, however, in the event that any additional matters should be presented.

               VIII. COST OF SOLICITATION; STOCKHOLDER PROPOSALS

    The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, telegram and telefax by the directors, officers and employees of the Company. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, D.F. King & Co., Inc., 77 Water Street, New York, NY 10005 has been engaged to solicit proxies for the Company. The anticipated fees of D.F. King & Co., Inc. are approximately $5,000, plus certain expenses.

    Stockholders are referred to the Company's Annual Report for the fiscal year ended December 31, 1996 which has been mailed to stockholders, for financial and other information about the activities of the Company for such fiscal year. The Annual Report is not to be deemed incorporated in the Proxy Statement nor is it to be deemed a part of the proxy solicitation material.

    Under the rules of the Securities and Exchange Commission (the "SEC"), in order to be considered for inclusion in the Company's Proxy Statement for the 1998 Annual Meeting of Stockholders (to be held May 12, 1998), a stockholder proposal must be received by the Secretary of the Company at the offices of the Company at 150 N. Michigan Avenue, Chicago, IL 60601-7568 no later than the close of business on December 8, 1997, as well as meet other SEC requirements. In addition, the Company's By-laws provide, in general, that any stockholder who proposes to bring any item of business before an annual meeting of stockholders must be a stockholder entitled to vote at such meeting and written notice of such business must have been received by the Secretary of the Company, not less than 60 nor more than 90 days prior to such annual meeting, except as provided by the By-laws.

    By order of the Board of Directors.

                                          Leslie T. Lederer
Chicago, Illinois -- April 15, 1997

      STONE CONTAINER CORPORATION

   [LOGO]
           150 North Michigan Avenue
           Chicago, IL 60601-7568

T his entire document is printed on 75 brightness Mando-Registered Trademark-
  Prime from Stone-Consolidated's Fort Frances mill.

                         STONE CONTAINER CORPORATION
P                           150 N. MICHIGAN AVENUE
R                           CHICAGO, IL 60601-7568
O
X        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Y

The undersigned stockholder of Stone Container Corporation (the "Company") hereby appoints Randolph C. Read and Leslie T. Lederer, or either of them, with full power of substitution and revocation, to be attorneys and proxies to vote, as designated below, all of the shares of Common Stock of the Company which the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Tuesday, May 13, 1997, at 10:30 a.m. (C.D.S.T.) on the 80th floor, The Mid-America Club, 200 East Randolph Drive, Chicago, Illinois 60601, or any adjournment thereof, upon all subjects that may properly come before the meeting.

1. ELECTION OF DIRECTORS:

   Nominees: William F. Aldinger, Richard A. Giesen, James J. Glasser,
             Jack M. Greenberg, Dionisio Garza, John D. Nichols,
             Jerry K. Pearlman, Richard J. Raskin, Phillip B. Rooney, Alan Stone, Ira N. Stone, James H. Stone and Roger W. Stone

(NOTE: If authority is granted to vote for one or more nominees, unless otherwise specified below this proxy will authorize the Proxies to cumulate all votes represented hereby and to allocate such votes among such nominees as the Proxies shall determine, in their sole and absolute discretion, in order to maximize the number of such nominees elected. To specify a different manner of cumulative voting, write "Cumulate For", the name(s) of the nominee(s) and the number of votes on the space that follows. See "Voting and Proxy" in the accompanying proxy statement for further information.)

PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE

HAS YOUR ADDRESS CHANGED?                      DO YOU HAVE ANY COMMENTS?

--------------------------------               --------------------------------

--------------------------------               --------------------------------

--------------------------------               --------------------------------

--------------------------------------------------------------------------------
                            -FOLD AND DETACH HERE-

/X/PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                              3002

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 - THE ELECTION OF DIRECTORS
                                                  WITHHELD AS TO
                                  FOR             ALL NOMINEES
1.                                / /                  / /

ELECTION OF DIRECTORS

To withhold authority to vote for any individual nominee(s), mark the "FOR" box and write the name of each such nominee on line provided below.

----------------------------------------

                                                   FOR     AGAINST     ABSTAIN
2. Stockholder proposal concerning the             / /       / /         / /
   discontinuance of all options, rights and stock appreciation rights ("SAR's") for officers and directors.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL 2.

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before this meeting.



Signature(s) of Stockholders(s)___________________________ Date _________ , 1997
Please sign exactly as name(s) appear on the left side of this Proxy. If shares are held jointly or by two or more persons, each stockholder named should sign. When signing as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person.
--------------------------------------------------------------------------------
                            -FOLD AND DETACH HERE-

                                    [LOGO]
                         STONE CONTAINER CORPORATION

                        Annual Meeting of Stockholders
                            Tuesday, May 13, 1997
                                 10:30 a.m.
                            The Mid-America Club
                                 80th Floor
                          200 East Randolph Drive
                          Chicago, Illinois 60601